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                                                                     Exhibit 8.1

                                  May 15, 2000
Solectron Corporation
777 Gibraltar Drive
Milpitas, CA  95035


        RE:    REGISTRATION STATEMENT ON FORM S-3
               (REGISTRATION NO. 333-34494)

        Ladies and Gentlemen:

        We have acted as special United States federal income tax counsel to Solectron Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of $3,500,000,000 aggregate principal amount at maturity of Liquid Yield Option Notes due 2020 (Zero Coupon-Senior) (the "Securities") of the Company. In that capacity, we have examined the Registration Statement on Form S-3 (Registration No. 333-34494), as amended by Amendment No. 1 thereto, which was declared effective by the Securities and Exchange Commission (the "Commission") on April 14, 2000, and the related Prospectus and Prospectus Supplement filed by the Company with the Commission on May 4, 2000 with respect to the distribution of the Securities (such Prospectus, as supplemented by such Prospectus Supplement, herein the "Prospectus").

        For the purpose of rendering this opinion, we have examined and relied upon the current and continued truth and accuracy of the statements, covenants, representations and warranties contained in the Senior Indenture, dated as of May 8, 2000 (the "Senior Indenture") between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"), as supplemented by the Supplemental Trust Indenture, dated as of May 8 ,2000 (the "Supplemental Indenture" and the Senior Indenture, as supplemented by the Supplemental Indenture, the "Indenture") and the tax representation letter delivered to us by the Company. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us. In addition, we have assumed that the Securities will have such terms as set forth in, and the issuance and sale of such Securities will be consummated in the manner contemplated by and in accordance with, the Prospectus.

        Based upon and subject to the qualifications and limitations contained herein and in the Prospectus, it is our opinion that (i) the Securities will be treated as indebtedness for United States federal income tax purposes; and (ii) the information in the Prospectus under the caption "Federal Income Tax

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Considerations," while not purporting to discuss all tax matters relating to the
Securities, based upon the Securities being treated as indebtedness, sets forth the material federal income tax consequences to holders of the Securities.

        This opinion does not address the various state, local or foreign tax consequences that may result from holding the Securities.

        This opinion merely represents our best judgment and is not binding on the Internal Revenue Service or the courts. The Internal Revenue Service is not precluded from successfully asserting a contrary position. Further, there can be no assurance that changes in the law or its interpretation will not take place that could affect the United States federal income tax consequences of acquiring, holding or disposing of the Securities. Nevertheless, we undertake no responsibility to advise you of any new developments.

        We consent to the use of this opinion as an exhibit to be incorporated by reference into the Registration Statement and further consent to the reference to our firm as special United States federal income tax counsel to the Company.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI


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